EXHIBIT 99.4

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS
CORPUS CHRISTI DIVISION

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In re	§	Chapter 11
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AUTOSEIS, INC., et al.,1	§	Case No. 14-20130
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Debtors.	§	Joint Administration
	§	Requested
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SUPPLEMENTAL DECLARATION OF SEAN M. GORE IN SUPPORT OF
DEBTORS’ MOTION TO APPROVE POST PETITION FINANCING

I, Sean M. Gore, declare as follows under penalty of perjury:

I am the Chief Financial Officer and a Senior Vice President of Global Geophysical Services, Inc. (“GGS,” together with the other debtors in the above captioned cases, the “Debtors”).  I submit this Supplemental Declaration in further support of the Debtors’ motion to approve DIP financing [Docket No. 13] (the “DIP Motion”) and to provide evidence regarding adequate protection.

1.           I have been a financial professional for almost 25 years.  I began my career at Pricewaterhouse in 1989, and I have held various finance and strategy positions.  Before my current position, I was Treasurer and VP of Corporate Development for GGS, and before that I was the Chief Financial Officer of Aperio Energy Partners, LLC.  I have a BA in accounting from the University of Texas, and I am a former CPA.

1 The Debtors in these chapter 11 cases are: Autoseis, Inc. (5224); Global Geophysical Services, Inc. (4281); Global Geophysical EAME, Inc. (2130); GGS International Holdings, Inc. (2420); Accrete Monitoring, Inc. (2256); and Autoseis Development Company (9066).

2.           As a representative of the Debtors and as their Chief Financial Officer, I am familiar with their assets, finances, accounting and budgeting.  I offer the following statements regarding the value of the Debtors’ business and assets.

Value of the Multi-client Library.

3.           As further described in my Declaration in Support of the First Day Motions, the Debtors have two primary lines of business:  Proprietary Services and Multi-client Services.  In connection with their Multi-client Services, the Debtors own and maintain a library of seismic data which they license to third parties.  For the interim DIP period of 30 days, this Multi-client library is a relatively fixed asset, with little risk of sudden or unexpected depreciation.  To the contrary, the company will continue to invest in the Multi-client library by adding data to it on an ongoing basis.

4.           In 2013, several strategic parties expressed interest and made indicative offers to purchase the Multi-client library.  Two entities, Silverlake/GTI (“Silverlake”) and SEI GPI JV, LLC (“SEI”), made firm offers to purchase this asset.  The offer from Silverlake was approximately $125 million net of certain costs associated with the Autoseis business.  After allowing for $20–$30 million for the Autoseis business, the Silverlake offer implies a value of $95–$105 million based on these offers.  Most recently—in the past two weeks while Debtors were in forbearance discussions with their lender—SEI offered the Debtors $50 million to purchase the Multi-client library.  However, I believe this $50 million offer was indicative of GGS’s financial distress and not the value of the library.  I believe the Silverlake offer of approximately $100 million is more indicative of the value of the Multi-client library on a going concern basis.

Proprietary Services Business

5.           Aside from the Multi-client library, the value of the remaining portion of the Debtors’ business must be valued on a going concern basis.  The assembled workforce, assets and intangible property associated with Proprietary Services generates conservatively $200 million of revenue per year.  For 2011, 2012 and 2013 Proprietary Services had an EBITDA margin of 23%, 28% and 20% respectively.  Assuming the most conservative EBITDA margin of 20% yields $40 million EBITDA annually.  At a historical trading multiple of EBITDA between 4x-4.5x, yields an indicative value of $160–$180 million, excluding the Multi-client library and Autoseis business.

Total Enterprise Value

6.           Total enterprise value can be calculated by valuing the two businesses separately or as a single enterprise.  Valuing the two business lines separately would indicate a total enterprise value in the range of $260–$280 million (Library plus Proprietary Services).

7.           Alternatively, revenues from the two business lines can be combined to derive a total enterprise value.  Debtors currently project approximately $70 million in cash EBITDA for the combined two business lines.  Using the same 4x–4.5x multiple implies a total enterprise of between $280–$315 million.

DIP Funds Are Needed to Make Payroll on Friday

8.           The Debtors need cash immediately.  As a practical matter, the interim DIP order needs to be approved on Thursday, March 27 in order for the flow of funds to get from the Noteholders, to the DIP Agent, to the Debtors’ headquarters in Houston, to foreign financial institutions, in order to pay $2.5 million in wages to foreign field workers by Friday, March 28.  On Tuesday, April 1, the Debtors need an additional $2.8 million to pay critical insurance premiums on expiring policies. The following day, Wednesday, April 2, the Debtors need an additional $2.9 million in order to pay salaried employees.  The Debtors also have an immediate need to pay approximately $3 million to avoid jeopardizing the start of approximately $60 million in new business contracts.